Sun River Energy, Inc. receives final reports on Raton Basin Project modeling and provides update on objectives for 2010


Denver, CO - - (PRNewswire-Firstcall) - - July 8, 2010 - Sun River Energy, Inc. (OTC Bulletin Board: SNRV - News) is pleased to be in receipt of the final report on the results of gravity and magnetic modeling over its Raton Basin Project area by Pearson Technologies Inc. (PTI). "I was intrigued to find so many deep elevator basins in the area" comments Dr. Pearson of PTI. "Many years ago, I spent time in that general area doing field work for a coal company. We never suspected the complex Paleozoic structural geometry beneath our feet." As part of the significant information detailed in the report, PTI notes there is a "large depression that exceeds 14,000 ft. in depth, and several narrow grabens that reach up to 12,000 ft. in depth."

"Sun River has over 120,000 acres of mineral interest in Colfax County" explains Jay Leaver, President of Sun River. "It's too large an area to evaluate cost effectively with seismic data. We opted to acquire a high-quality aeromagnetic survey and purchase a license to a grid of gravity stations. PTI has been able to use these data to provide an excellent image of the location of the elevator basins in the area, and a fair estimate of their depth. This allows us to design a targeted seismic program to evaluate the gravity and magnetic lead areas."

Gravity and magnetic data sets do not provide a high resolution image of subsurface structures. During the course of their analysis, PTI found that the signal from the upper edges of the basin prevented a magnetic-frequency based estimate of the basin depth. Instead, depth was estimated by modeling the gravity response.

The 2D seismic program planned as the next step in the area will provide excellent resolution of the location and depth of the basins in the area, as well as an indication of the rock velocities in the basin. Seismic velocities in the source rock target are slower than in other rock packages in the subsurface. "We have selected a number of gravity and magnetic leads for seismic evaluation, and we are soliciting bids from seismic acquisition companies." Mr. Leaver says. "We should be finished with the seismic exploration phase by end of summer, and in a position to select and permit a drill site."

As an update, Sun River issues guidance on its Plan of Operations to provide insight into planned activities in the Company for FY2010. Jay Leaver states:
"Over the next few months, we should see some exciting and dynamic developments within Sun River. We are planning:

o To seek strategic partnerships to facilitate drilling and development of our properties;

o the ongoing acquisition of targeted income producing oil and gas projects to expand and enhance our portfolio; and

o increased 2D and 3D seismic surveys to assist in the location and design of our well program for our Colfax County, NM gas property; and

o    Additions to our management team and Board of Directors;


"We invite you to join us as we fully exploit the production potential and financial upside of Sun River's growing project inventory."



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About Sun River Energy:

Sun River Energy, Inc. is a Denver based oil and gas exploration company focusing its efforts on North America, specifically oil and natural gas in the Rocky Mountain region. We have strong ties to the investment community, and are dedicated to growing investor stock value. For further information on the Company, please visit our website www.SunRiverEnergy.com.


Media Contact:
Joe Kelloff
1-800-669-6511
info@sunriverenergy.com

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and  results  of our  exploration  program  at our  energy  properties  and  any anticipated future production.  Actual results could differ from those projected
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